Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FAST ACQUISITION CORP. II

FAST Acquisition Corp. II (the “Corporation”), a corporation organized and existing under the under the laws of the State of Delaware of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the Corporation is FAST Acquisition Corp. II.

2.	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 30, 2020. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 15, 2021 (as amended, the “Amended and Restated Certificate of Incorporation”).

3.	This Second Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.	This Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock at a meeting of stockholders in accordance with the Amended and Restated Certificate of Incorporation and the provisions of Section 242 the DGCL.

5.	The text of Section 4.3(b)(i) of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time and from time to time at the option of the holder thereof and (B) automatically concurrently with or immediately following the closing of the Business Combination (as defined below).

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Amended and Restated Certificate of Amendment to be duly executed in its name and on its behalf by an authorized officer as of this 10th day of March, 2023.

/s/ Garrett Schreiber
Chief Financial Officer